EXETER FUND, INC.

                             ARTICLES SUPPLEMENTARY


     EXETER FUND, INC. (the "Corporation"), a corporation organized under the laws of the State of Maryland, having its principal place of business at 1100 Chase Square, Rochester, New York 14604, does hereby file for record with the State of Department of Assessments and Taxation of Maryland (the "Department) the following Articles Supplementary to its Articles of Incorporation.

     FIRST: The Corporation is registered as an open-end investment company under the investment Company Act of 1940. As hereinafter set forth, the Corporation has reclassified its authorized, unissued and unclassified capital stock in accordance with Section 2-208 of the Maryland General Corporation Law and under authority contained in the Articles of Incorporation of the Corporation and has classified its authorized, unissued and unclassified capital stock in accordance with Section 2-105(c) of the Maryland General Corporation Law and under authority contained in the Articles of Incorporation of the Corporation.

     SECOND: Pursuant to the authority contained in Section 2-208 of the Maryland General Corporation Law and Article V of the Articles of Incorporation of the Corporation as amended, the Board of Directors of the Corporation, by a resolution adopted at a meeting held on January 29, 2002, that of the eight hundred seven million, five hundred thousand (807,500,000), unclassified and unallocated shares of the Corporation, 75 million shares (75,000,000) of the Corporation (par value $.01) be, and hereby is, classified and designated as Equity Series Class A and 50 million shares (50,000,000) of the Corporation (par value $.01) be, and hereby is classified and designated as Diversified Foreign Equity Series Class A.

     THIRD: Each share of Equity Series Class A and Diversified Foreign Equity Series Class A common stock shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set forth in the Articles of Incorporation, as amended.

     FOURTH: The officers of the Corporation be, and each of them hereby is, authorized and empowered to execute, seal and deliver any and all documents, instruments, papers and writings, including but not limited to Articles Supplementary to be filed with the State Department of Assessments and Taxation of Maryland, and to do any and all other acts, in the name of the Corporation and on its behalf, as may be necessary or desirable in connection with or in furtherance of the foregoing resolutions.

FIFTH: The officers of the Fund be, and they hereby are, authorized to do any and all acts as may be necessary to cause the aforementioned shares to be registered with the Securities and Exchange Commission and any state authorities.

SIXTH: The aforesaid action by the Board of Directors of the Corporation was taken pursuant to authority and power contained in the Articles of Incorporation of the Corporation.

SEVENTH: These Articles Supplementary shall be effective as of the date the Department accepts these Articles for record.

IN WITNESS WHEREOF, EXETER FUND, INC. has caused these presents to be signed in its name and on its behalf by its Vice President and its corporate seal to be hereunto affixed and attested by its Secretary as of the 7th day of February, 2002.



                    EXETER  FUND,  INC.


                    By:  /s/B.  Reuben  Auspitz
                              B.  Reuben  Auspitz
                              Vice  President


[Seal]

Attest:


/s/  Jodi  L.  Hedberg
    Jodi  L  Hedberg
    Secretary

     THE UNDERSIGNED, Vice President of Exeter Fund, Inc., who executed on behalf of said corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to be the corporate and further certifies that, to the best of his knowledge, information and belief. The matters and facts set forth herein with respect to the approval thereof are true in all material respects, under the penalties of perjury.





                           /s/B.  Reuben  Auspitz
                              B.  Reuben  Auspitz
                              Vice  President